Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000 | Fax: 404-881-7777

Scott A. Harty	Direct Dial: 404-881-7867	Email: scott.harty@alston.com

September 25, 2018

The First Bancshares, Inc.

6480 U.S. Highway 98 West

Hattiesburg, MS 39404-5549

Ladies and Gentlemen,

We have acted as U.S. federal income tax counsel to The First Bancshares, Inc., a Mississippi corporation ("FBMS") in connection with negotiating the Agreement and Plan of Merger among FBMS and FMB Banking Corporation, a Florida corporation (“FMB”) dated as of July 23, 2018 (the “Agreement”). This opinion is being delivered to you pursuant to Section 6.01(e) of the Agreement. Capitalized terms used but not defined in this opinion are defined in the Agreement.

Pursuant to the Agreement, at the Effective Time, FMB will merge with and into FBMS, the separate corporate existence of FMB will cease and FBMS will continue as the surviving corporation. Pursuant to the Merger, the holders of shares of FMB common stock will be entitled to receive for each share of FMB common stock held by them, Per Share Stock Consideration (or cash in lieu of any fractional shares) and Per Share Cash Consideration (the Per Share Stock Consideration and Per Share Cash Consideration, collectively, the Merger Consideration) as determined pursuant to Section 2.01 of the Agreement. This opinion is being delivered in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined, and relied on: (i) the Agreement, (ii) the Registration Statement, (iii) the tax representation letters of FMB and FBMS (the “Representation Letters”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate, certified, or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the provisions of the Agreement, (ii)  the Agreement and the Registration Statement accurately reflect the material facts of the Merger, (iii) the representations made in the Representation Letters are true, complete, and correct as of the date hereof and will be true, correct, and complete as of the Effective Time, and (iv) any representations made in the Representation Letters or the Agreement qualified by a person’s belief, expectation, knowledge, materiality, or any similar qualification are based on the belief of such person are true, correct, and complete and will be true, correct, and complete as of the Effective Time, without regard to such qualification, and (v) any other assumption necessary for the opinion and proper to assume. We have also assumed, with your consent, that you have acknowledged that the opinion herein cannot be relied upon if, and when, any of the facts or assumptions upon which it is based prove inaccurate or incomplete in any material respect. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

Alston & Bird LLP	www.alston.com
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The First Bancshares, Inc.

September 25, 2018

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility, and are under no obligation, to inform you of any such change or inaccuracy that may occur or come to our attention. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is delivered to and may be relied upon only by the addressee above. This opinion is expressed as of the date hereof and is limited to the U.S. federal tax matters specifically covered hereby and may not be relied upon for any other purpose without our prior written consent. No opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. federal income tax law.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Scott A. Harty
Scott A. Harty
A Partner